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                                                                    Exhibit 15.1


                                ACKNOWLEDGEMENT

Board of Directors and Shareholders
Provident Companies, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Provident Companies, Inc. for the registration of 9,523,810 shares of its common stock of our reports dated May 3, 1996, August 8, 1996 and November 13, 1996 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc., that are included in its Forms 10-Q for the quarters ended March 31, 1996, June 30, 1996 and
September 30, 1996.

Pursuant to Rule 436(e) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                        ERNST & YOUNG LLP



Chattanooga, Tennessee
December 11, 1996